Pricing Supplement No. 4                          Filing under Rule 424(b)(3)
dated  November 18, 2003                          Registration No. 333-100326

(To prospectus dated January 15, 2003)

                                  $150,000,000
                          NORTHWEST NATURAL GAS COMPANY
                       SECURED MEDIUM-TERM NOTES, SERIES B
                       (A SERIES OF FIRST MORTGAGE BONDS)
                                       AND
                      UNSECURED MEDIUM-TERM NOTES, SERIES B
               Due from Nine Months to 30 Years from Date of Issue


 CUSIP No.:  66765R  BT 2                                   Stated interest rate (%):  4.11%

 Secured   X       Unsecured                                Maturity date:  November 22, 2010
          ---                ---
 Principal amount ($): $10,000,000                          Original issue date:  November 21, 2003

 Issue price (%):  100.000%                                 Interest payment dates: June 1 and December 1,
                                                            commencing June 1, 2004
 Selling Agent's commission (%):  0.600%
                                                            Regular record dates: May 15 and November 15
 Proceeds to Company (%): 99.400%
                                                            Redeemable:  Yes  X   No
                                                                             ---     ---
 Repayable at the option of holder: Yes      No  X               In whole
                                        ---     ---                        ---
                                                                 In whole or in part  X
                                                                                     ---
    Repayment Date:      Not Applicable
                                                            Fixed redemption price: Yes     No  X
                                                                                        ---    ---
    Repayment Price:     Not Applicable
                                                                 Initial redemption date:  Not Applicable
    Election Period:     Not Applicable
                                                                 Initial redemption price:  Not Applicable
    Other Terms:         Not Applicable
                                                                 Reduction Percentage: Not Applicable
 Selling Agent(s):
                                                                 Redemption limitation date:  Not Applicable
 Merrill Lynch & Co.
                      ---
 UBS Warburg LLC       X                                    Make-Whole Redemption Price: Yes  X  No
                      ---                                                                    ---    ---
 Banc One Capital Markets, Inc.
                                 ---
 U.S. Bancorp Piper Jaffray Inc.                                 Make-Whole Spread: 0.10%
                                  ---


          Agency Transaction        |_|*
                         or
          Principal Transaction     |X|*

          Name of Principal(s):    UBS Warburg LLC


 *If the Agency Transaction box is checked, the notes are being offered directly by Northwest Natural Gas Company through any Agent, acting as agent for Northwest Natural Gas Company. If the Principal Transaction box is checked, however, the notes have been sold to the Agent(s), as principal, for resale to purchasers upon terms described in the prospectus, dated January 15, 2003 and this pricing supplement. If the Principal Transaction box is checked, the notes are being offered by the Agent(s), as principal, at a price to the public set forth above under "Issue price (%)"; the notes were purchased by the Agent(s), as principal, from Northwest Natural Gas Company at the price set forth above under "Proceeds to Company (%)"; and the Agent(s) received a fee equal to the difference, which is set forth above under "Selling Agent's commission (%)" as a percentage of the principal amount of the notes.

                     ______________________________________

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     ______________________________________